EXHIBIT 5.1

JEFFREY G. KLEIN, P.A.

2600 North Military Trail, Suite 270

Boca Raton, Florida 33431

Telephone: (561)997-9920	Telefax: (561)241-4943

October 24, 2007

Board of Directors

Paramount Gold Mining Corp.

346 Waverly Street

Ottawa, Ontario K2P 0W5

Re: Registration Statement on Form SB-2

Gentlemen:

We are acting as counsel to Paramount Gold and Silver Corp., a Delaware corporation (the “Company”), in connection with its Post Effective Registration Statement on Form SB-2 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering by selling stockholders of up to 16,221,083 shares of the Company’s common stock, par value $0.001 per share, which consists of: (i) 10,398,496 shares that have been issued to certain Selling Shareholders (the “Private Placement Shares”); and (2) an additional 5,199,248 shares which may be issued to the Selling Shareholders on the exercise of warrants (the “Warrant Shares”). The shares of Common Stock to be offered were offered in a private placement concluded by the Company on March 30, 2007 (the “Financing”). This opinion letter is furnished to you at your request to enable you to fulfill certain contractual commitments and to satisfy certain requirements for the filing of the Post Effective Registration Statement with the Securities and Exchange Commission.

In preparation of this opinion letter, we have reviewed the certificate of incorporation as amended, by-laws as amended, and minutes of meetings and actions of the Board of Directors of the Company, together with the Registration Rights Agreement, the Subscription Agreement for Units, the Agency Agreement and such other documents deemed relevant in connection with the Financing (the “Subscription Documents”).

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that (i) the Private Placement Shares are validly issued, fully paid and nonassessable, and (ii) the Warrant Shares, when issued upon exercise of the warrants (the “Warrants”) and upon payment of the exercise price therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for your use in connection with the Post Effective Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.

Sincerely,

/s/ Jeffrey Klein

Jeffrey G.Klein